                                                                 Exhibit A(5)(a)


--------------------------------------------------------------------------------

    LIVES INSURED  JOHN M. DOE
                   MARY C. DOE

    POLICY NUMBER  12 345 678

--------------------------------------------------------------------------------


 FLEXIBLE PREMIUM SURVIVORSHIP              CASH SURRENDER VALUES AND BENEFITS
 VARIABLE LIFE INSURANCE POLICY.            FOR A PORTION OF THE POLICY VALUES
 PAYABLE ON DEATH OF THE LAST-TO-DIE        ALLOCATED TO AN INVESTMENT ACCOUNT
 OF THE LIVES INSURED.                      REFLECT THE INVESTMENT EXPERIENCE OF
 ADJUSTABLE DEATH BENEFIT.                  THE UNDERLYING SUB-ACCOUNTS.
 FLEXIBLE PREMIUMS PAYABLE UNTIL THE        INVESTMENT OPTIONS ARE DESCRIBED IN
 EARLIER OF LAST DEATH, OR THE POLICY       THE "POLICY VALUE COMPOSITION" AND
 ANNIVERSARY WHEN THE YOUNGEST OF THE       THE "INVESTMENT OPTIONS" PROVISIONS.
 LIVES INSURED REACHES ATTAINED AGE         NON-PARTICIPATING (NOT ELIGIBLE FOR
 100 OR WOULD HAVE REACHED ATTAINED         DIVIDENDS).
 AGE 100 IF LIVING.


--------------------------------------------------------------------------------

In this policy "you" and "your" refer to the owner(s) of the policy. "We", "us" and "our" "refer" to The Manufacturers Life Insurance Company of America.

If all of the Lives Insured die while the policy is in force, on the last death we will pay the Insurance Benefit to the beneficiary, subject to the provisions of the policy. The Lives Insured and the beneficiary are named in the Policy Information section of this policy and in the application for this policy, a copy of which is attached to this policy. The death benefit is described in the "Insurance Benefit" provision.

The Insurance Benefit is payable following the death of the last-to-die of the Lives Insured. However, you must give us proof of each death as soon as it occurs. Proof of death for all the Lives Insured is important for us to accurately determine benefits under the policy.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE THEM TO ONE OR MORE OF THE INVEST-MENT ACCOUNTS AND TO THE GUARANTEED INTEREST ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN AN INVESTMENT ACCOUNT WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED; IT MAY INCREASE OR DECREASE, DEPENDING ON THE INVESTMENT EXPERIENCE OF THE UNDERLYING SUB-ACCOUNTS FOR THE INVESTMENT ACCOUNTS THAT YOU HAVE CHOSEN.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE GUARANTEED INTEREST ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT RATES OF INTEREST WE DETERMINE. SUCH RATES WILL NOT BE LESS THAN 4% A YEAR.

THE AMOUNT OF THE INSURANCE BENEFIT, OR THE DURATION OF THE INSURANCE COVERAGE, OR BOTH, MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS AND MAY INCREASE OR DECREASE AS DESCRIBED IN THE "PAYMENT OF PREMIUMS" PROVISION AND THE "INSURANCE BENEFIT" PROVISION.

READ YOUR POLICY CAREFULLY. IT IS A CONTRACT BETWEEN YOU AND US.

RIGHT TO RETURN POLICY. WITHIN TEN DAYS AFTER YOU RECEIVE YOUR POLICY, YOU CAN RETURN THE POLICY FOR CANCELLATION BY DELIVERING OR MAILING IT TO US OR THE AGENT WHO SOLD IT. IMMEDIATELY ON DELIVERY OR MAILING, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND IN FULL THE PAYMENT MADE.

--------------------------------------------------------------------------------

THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA
A STOCK COMPANY



  /s/ Dan Guloien            /s/ James D. Gallagher
  President                  Secretary

                                                       [MANULIFE FINANCIAL LOGO]

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE

Policy Information............................................................3
Table Of Guaranteed Maximum Cost Of Insurance Rates...........................4
Definitions...................................................................5
Payment Of Premiums...........................................................6
No-Lapse Guarantee............................................................7
Termination...................................................................7
Reinstatement.................................................................8
Insurance Benefit.............................................................8
Policy Value.................................................................10
Policy Value Composition.....................................................11
Separate Account And Sub-Accounts............................................12
Investment Options...........................................................13
Policy Loan Conditions.......................................................14
Changing The Death Benefit Option Or The Face Amount.........................15
Surrender For Cash...........................................................17
Surrender Charges............................................................18
Right To Postpone Payment Of Benefits........................................19
Right To Cancel Increases....................................................19
Suicide......................................................................19
Beneficiary..................................................................20
Ownership And Assignment.....................................................20
Protection Against Creditors.................................................21
Currency And Place Of Payment................................................21
Contract.....................................................................21
Validity.....................................................................21
Non-Participating............................................................21
Age And Sex..................................................................21
How Values Are Computed......................................................22
Annual Statement.............................................................22
Tax Considerations...........................................................22

Any endorsements, any supplementary benefits, and a copy of the application, follow page 22.

                               POLICY INFORMATION



LIVES INSURED   NO. 1 - JOHN M. DOE                    AGE AT POLICY DATE:    35
                NO. 2 - MARY C. DOE                    AGE AT POLICY DATE:    35

POLICY NUMBER   12 345 678                             POLICY DATE: JAN  1, 1998
                                                       ISSUE DATE:  FEB  1, 1998




        OWNER   JOHN M. DOE AND MARY C. DOE, JOINTLY IF LIVING,
                OTHERWISE THE SURVIVOR

  BENEFICIARY   AS DESIGNATED IN THE APPLICATION OR SUBSEQUENTLY CHANGED

 PREMIUM MODE   ANNUALLY

 BEGINNING ON
MON  DAY  YEAR  PLANNED PREMIUM
JAN   01  1998  $700.00







THIS POLICY PROVIDES LIFE INSURANCE COVERAGE FOR THE LIFETIME OF THE LIVES INSURED IF SUFFICIENT PREMIUMS ARE PAID. PREMIUM PAYMENTS IN ADDITION TO THE PLANNED PREMIUM SHOWN MAY NEED TO BE MADE TO KEEP THIS POLICY AND COVERAGE IN FORCE.

CHANGES IN THE CURRENT COST OF INSURANCE RATES; THE AMOUNT, TIMING AND FREQUENCY OF THE PLANNED PREMIUM; THE INTEREST RATE BEING CREDITED TO THE GUARANTEED INTEREST ACCOUNT; THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS; CHANGES TO THE DEATH BENEFIT OPTION; CHANGES IN THE FACE AMOUNT; LOAN ACTIVITY; AND PARTIAL WITHDRAWALS OR MONTHLY DEDUCTIONS FOR ANY SUPPLEMENTARY BENEFITS THAT APPLY AND ARE ATTACHED TO THIS POLICY WILL AFFECT THE PERIOD OF COVERAGE. ALSO REFER TO THE "TERMINATION" PROVISION OF YOUR POLICY.








PLAN DETAILS, RISK CLASSIFICATION AND ADDITIONAL RATING ARE SHOWN ON THE NEXT PAGE.



                                   PAGE 3.0A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

 LIVES INSURED     NO. 1 - JOHN M. DOE
                   NO. 2 - MARY C. DOE

 POLICY NUMBER     12 345 678

          PLAN FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE LIFE INSURANCE PAYABLE ON DEATH OF THE LAST-TO-DIE OF THE LIVES INSURED,

                   NON-PARTICIPATING

   FACE AMOUNT     $250,000.00

 DEATH BENEFIT     OPTION 1

           SEX     NO. 1 - MALE
                   NO. 2 - FEMALE

          RISK
CLASSIFICATION     NO. 1 - NON-SMOKER,STANDARD CLASS
                   NO. 2 - NON-SMOKER,STANDARD CLASS

    ADDITIONAL
        RATING     NO. 1 - NOT APPLICABLE
                   NO. 2 - NOT APPLICABLE




                                   PAGE 3.0B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                TABLE OF CHARGES




PREMIUM LOAD:

         7.5% OF EACH PREMIUM PAID IN EACH POLICY YEAR.

MONTHLY ADMINISTRATION CHARGE:

         FOR THE FIRST POLICY YEAR THE CHARGE IS $30.00 PLUS $0.08 FOR EACH $1,000 OF CURRENT FACE AMOUNT. THE CURRENT FACE AMOUNT IN ANY POLICY MONTH IS THE FACE AMOUNT OF INSURANCE INITIALLY PURCHASED, PLUS OR MINUS ADJUSTMENTS FOR INCREASES AND DECREASES. FOR ALL SUBSEQUENT POLICY YEARS, A CHARGE NOT TO EXCEED $15.00 PLUS $0.02 FOR EACH $1,000 OF CURRENT FACE AMOUNT WILL APPLY.

MORTALITY AND EXPENSE RISKS CHARGE:

         0.063% IS DEDUCTED MONTHLY FROM EACH INVESTMENT ACCOUNT VALUE TO A MAXIMUM OF 0.067% FOR 20 YEARS AND THEN REDUCES TO 0.033% THEREAFTER. THIS REDUCTION IN THE CHARGE IS GUARANTEED.

MONTHLY COST OF INSURANCE CHARGE:

         SEE THE MONTHLY DEDUCTIONS SECTION OF THE "POLICY VALUE" PROVISION FOR DETAILS. THE COST OF ANY SUPPLEMENTARY BENEFIT IS DESCRIBED IN THE SUPPLEMENTARY BENEFIT PAGE ATTACHED TO THIS POLICY.




                                    PAGE 3.1A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

SURRENDER CHARGES:

A SURRENDER CHARGE WILL BE DEDUCTED FROM YOUR POLICY VALUE UNDER CERTAIN CONDITIONS AND WILL REDUCE OVER TIME ACCORDING TO THE GRADING PERCENTAGES SHOWN IN THE TABLE BELOW. SEE THE POLICY VALUE, CHANGING THE DEATH BENEFIT OPTION OR FACE AMOUNT, SURRENDER FOR CASH AND SURRENDER CHARGES PROVISIONS FOR DETAILS.

THE SURRENDER CHARGE IS DETERMINED AS FOLLOWS:

(I)   3.75 MULTIPLIED BY EACH $1,000 OF FACE AMOUNT; PLUS

(II) 82.5% OF THE SUM OF PREMIUMS PAID IN THE FIRST POLICY YEAR, OR THE TARGET PREMIUM SHOWN ON PAGE 3.2; WHICHEVER IS LESS.

         TABLE OF GRADING PERCENTAGES DURING THE SURRENDER CHARGE PERIOD (APPLICABLE TO THE INITIAL FACE AMOUNT AND SUBSEQUENT INCREASES)

     SURRENDER              AGE AND GRADING PERCENTAGE**
  CHARGE PERIOD*    0-75     76       77       78       79      80+
  -----------------------------------------------------------------
         1          93%      92%      92%      91%      90%     90%
         2          86%      85%      84%      83%      81%     80%
         3          80%      78%      76%      75%      72%     70%
         4          73%      71%      69%      66%      63%     60%
         5          66%      64%      61%      58%      54%     50%
         6          60%      57%      53%      50%      45%     40%
         7          53%      50%      46%      41%      36%     30%
         8          46%      42%      38%      33%      27%     20%
         9          40%      35%      30%      25%      18%     10%
        10          33%      28%      23%      16%       9%      0%
        11          26%      21%      15%       8%       0%
        12          20%      14%       7%       0%
        13          13%       7%       0%
        14           6%       0%
        15           0%

       *  PERIODS SHOWN ARE AFTER END OF POLICY YEAR.

       ** AGE FOR THE INITIAL FACE AMOUNT REFERS TO THE ISSUE AGE OF THE
          YOUNGEST OF THE LIVES INSURED UNDER THIS POLICY AT ISSUE; OR THE ATTAINED AGE OF THE YOUNGEST OF THE LIVES INSURED UNDER THIS POLICY AT ISSUE AT THE TIME OF A SUBSEQUENT FACE AMOUNT INCREASE.



                                    PAGE 3.1B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                                 TABLE OF VALUES

REFER TO YOUR POLICY PROVISIONS FOR DETAILS ON THE TERMS AND VALUES SHOWN IN THIS TABLE.

TARGET PREMIUM                                              $1,168.50

NO-LAPSE GUARANTEE PREMIUM                                  $690.00

NO-LAPSE GUARANTEE PERIOD                                   FIRST 10 POLICY
                                                            YEARS

MINIMUM FACE AMOUNT                                         $250,000.00

MINIMUM FACE AMOUNT INCREASE OR DECREASE                    $50,000.00

TRANSFER FEE                                                $25.00
(FOR TRANSFERS IN EXCESS OF 12 IN A POLICY YEAR)

ASSET ALLOCATION BALANCER CHARGE
         CURRENT                                            $0.00
         MAXIMUM                                            $15.00

DOLLAR COST AVERAGING CHARGE
         CURRENT                                            $0.00
         MAXIMUM                                            $5.00

GUARANTEED INTEREST ACCOUNT MAXIMUM TRANSFER PERCENTAGE     15%

GUARANTEED INTEREST ACCOUNT MAXIMUM TRANSFER AMOUNT         $500.00

GUARANTEED INTEREST ACCOUNT RATE                            4%

WITHDRAWAL TIER AMOUNT PERCENTAGE                           10%

ANNUAL LOAN INTEREST CHARGED RATE                           5.75%

LOAN INTEREST CREDITED DIFFERENTIAL
         CURRENT                                            1.25%
         MAXIMUM                                            1.75%

DEATH BENEFIT DISCOUNT FACTOR                               1.0032737

FIRST YEAR GUARANTEED MONTHLY COST OF INSURANCE
RATE PER THOUSAND                                           0.00248




                                    PAGE 3.2

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                            LIST OF INVESTMENT FUNDS

THE SEPARATE ACCOUNT IS AUTHORIZED TO INVEST IN SHARES OF MANUFACTURERS INVESTMENT TRUST OR ANOTHER INVESTMENT COMPANY. EACH SUB-ACCOUNT OF THE SEPARATE ACCOUNT PURCHASES SHARES IN THE FUNDS LISTED BELOW. WE WILL INFORM YOU OF ANY CHANGES IN THE AVAILABLE FUNDS.

YOU MAY ALLOCATE NET PREMIUMS TO ANY OF THE FUNDS. YOUR INITIAL INVESTMENT ALLOCATION IS SHOWN IN THE APPLICATION FOR THE POLICY.

SEE THE FOLLOWING PROVISIONS FOR DETAILS: POLICY VALUE, POLICY VALUE COMPOSITION, SEPARATE ACCOUNT AND SUB-ACCOUNTS, AND INVESTMENT OPTIONS.

MANUFACTURERS INVESTMENT TRUST PORTFOLIOS AND INVESTMENT OBJECTIVES

(1) THE PACIFIC RIM EMERGING MARKETS TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.

(2) THE SCIENCE AND TECHNOLOGY TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS INCIDENTAL TO THE PORTFOLIO'S OBJECTIVE.

(3) THE INTERNATIONAL SMALL CAP TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL APPRECIATION.

(4)       THE SMALL COMPANY TRUST SEEKS TO PROVIDE MAXIMUM CAPITAL APPRECIATION.

(5)       THE PILGRIM BAXTER GROWTH TRUST SEEKS TO PROVIDE CAPITAL APPRECIATION.

(6)       THE SMALL/MID CAP TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL
          APPRECIATION.

(7)       THE INTERNATIONAL STOCK TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.

(8)       THE WORLDWIDE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.

(9)       THE GLOBAL EQUITY TRUST SEEKS TO PROVIDE LONG-TERM CAPITAL
          APPRECIATION.

(10)      THE SMALL COMPANY VALUE TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF
          CAPITAL.

(11)      THE GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL.




                                    PAGE 3.3A

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                            LIST OF INVESTMENT FUNDS


(12) THE EQUITY TRUST SEEKS TO PROVIDE GROWTH OF CAPITAL. CURRENT INCOME IS A SECONDARY CONSIDERATION ALTHOUGH GROWTH OF INCOME MAY ACCOMPANY GROWTH OF CAPITAL.

(13) THE QUANTITATIVE EQUITY TRUST SEEKS TO ACHIEVE INTERMEDIATE AND LONG-TERM GROWTH THROUGH CAPITAL APPRECIATION AND CURRENT INCOME.

(14) THE EQUITY INDEX TRUST SEEKS TO ACHIEVE INVESTMENT RESULTS WHICH APPROXIMATE THE TOTAL RETURN OF PUBLICLY TRADED COMMON STOCKS IN THE AGGREGATE, AS REPRESENTED BY THE STANDARD & POOR'S 500 COMPOSITE STOCK PRICE INDEX.

(15) THE BLUE CHIP GROWTH TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS A SECONDARY OBJECTIVE, AND MANY OF THE STOCKS IN THE PORTFOLIO ARE EXPECTED TO PAY DIVIDENDS.

(16) THE REAL ESTATE SECURITIES TRUST SEEKS TO ACHIEVE A COMBINATION OF LONG-TERM CAPITAL APPRECIATION AND SATISFACTORY CURRENT INCOME.

(17) THE VALUE TRUST SEEKS TO PROVIDE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.

(18) THE INTERNATIONAL GROWTH AND INCOME TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME.

(19) THE GROWTH AND INCOME TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL AND INCOME CONSISTENT WITH PRUDENT INVESTMENT RISK.

(20) THE EQUITY-INCOME TRUST SEEKS TO PROVIDE SUBSTANTIAL DIVIDEND INCOME AND ALSO LONG-TERM CAPITAL APPRECIATION.

(21)      THE BALANCED TRUST SEEKS TO PROVIDE CURRENT INCOME AND CAPITAL
          APPRECIATION.

(22-24) THE AUTOMATIC ASSET ALLOCATION TRUSTS (AGGRESSIVE, MODERATE AND CONSERVATIVE) SEEK TO OBTAIN THE HIGHEST POTENTIAL TOTAL RETURN CONSISTENT WITH A SPECIFIED LEVEL OF RISK TOLERANCE -- AGGRESSIVE, MODERATE AND CONSERVATIVE.

(25) THE HIGH YIELD TRUST SEEKS TO REALIZE AN ABOVE-AVERAGE TOTAL RETURN OVER A MARKET CYCLE OF THREE TO FIVE YEARS, CONSISTENT WITH REASONABLE RISK.



                                    PAGE 3.3B

               POLICY INFORMATION (CONTINUED) - POLICY 12 345 678

                            LIST OF INVESTMENT FUNDS


(26) THE STRATEGIC BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF TOTAL RETURN CONSISTENT WITH PRESERVATION OF CAPITAL.

(27) THE GLOBAL GOVERNMENT BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF TOTAL RETURN BY PLACING PRIMARY EMPHASIS ON HIGH CURRENT INCOME AND THE PRESERVATION OF CAPITAL.

(28) THE CAPITAL GROWTH BOND TRUST SEEKS TO ACHIEVE GROWTH OF CAPITAL BY INVESTING IN MEDIUM-GRADE OR BETTER DEBT SECURITIES, WITH INCOME AS A SECONDARY CONSIDERATION.

(29) THE INVESTMENT QUALITY BOND TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH THE MAINTENANCE OF PRINCIPAL AND LIQUIDITY.

(30) THE U.S. GOVERNMENT SECURITIES TRUST SEEKS TO OBTAIN A HIGH LEVEL OF CURRENT INCOME CONSISTENT WITH PRESERVATION OF CAPITAL AND MAINTENANCE OF LIQUIDITY.

(31) THE MONEY MARKET TRUST SEEKS TO OBTAIN MAXIMUM CURRENT INCOME CONSISTENT WITH PRESERVATION OF PRINCIPAL AND LIQUIDITY.

(32) THE LIFESTYLE AGGRESSIVE 1000 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL. CURRENT INCOME IS NOT A CONSIDERATION.

(33) THE LIFESTYLE GROWTH 820 TRUST SEEKS TO PROVIDE LONG-TERM GROWTH OF CAPITAL WITH CONSIDERATION ALSO GIVEN TO CURRENT INCOME.

(34) THE LIFESTYLE BALANCED 640 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN TO CAPITAL GROWTH.

(35) THE LIFESTYLE MODERATE 460 TRUST SEEKS TO PROVIDE A BALANCE BETWEEN A HIGH LEVEL OF CURRENT INCOME AND GROWTH OF CAPITAL WITH A GREATER EMPHASIS GIVEN TO HIGH INCOME.

(36) THE LIFESTYLE CONSERVATIVE 280 TRUST SEEKS TO PROVIDE A HIGH LEVEL OF CURRENT INCOME WITH SOME CONSIDERATION ALSO GIVEN TO GROWTH OF CAPITAL.



                                    PAGE 3.3C

               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                   GUARANTEED MAXIMUM MONTHLY RATES PER $1,000
                              OF NET AMOUNT AT RISK

                     FOR THE LIVES INSURED UNDER THIS POLICY




DURATION   MONTHLY   DURATION    MONTHLY   DURATION     MONTHLY
 (POLICY    RATE      (POLICY     RATE      (POLICY      RATE
 YEARS)               YEARS)                 YEARS)

    1      0.00248      23       1.24757       45       47.44225
    2      0.00798      24       1.46620       46       54.70446
    3      0.01454      25       1.72194       47       63.03793
    4      0.02236      26       2.02490       48       72.67100
    5      0.03185      27       2.38551       49       83.77159
    6      0.04318      28       2.82691       50       96.18122
    7      0.05716      29       3.37224       51      109.79790
    8      0.07353      30       4.03748       52      124.37306
    9      0.09297      31       4.82376       53      139.85802
   10      0.11535      32       5.74052       54      156.00360
   11      0.14196      33       6.78860       55      172.95140
   12      0.17311      34       7.97321       56      190.70372
   13      0.20967      35       9.33251       57      209.51801
   14      0.25241      36      10.93813       58      229.88232
   15      0.30256      37      12.96858       59      252.65714
   16      0.36156      38      15.21765       60      280.41783
   17      0.43214      39      18.09135       61      318.20402
   18      0.51713      40      21.54284       62      376.25594
   19      0.61990      41      25.56589       63      475.14207
   20      0.74190      42      30.16713       64      655.83123
   21      0.88608      43      35.33227       65     1000.00000
   22      1.05464      44      41.05334



THE ABOVE RATES HAVE BEEN INCREASED FOR ANY ADDITIONAL RATING SHOWN IN THE POLICY INFORMATION SECTION.

                                  DEFINITIONS

THE FOLLOWING TERMS HAVE SPECIFIC MEANINGS IN YOUR POLICY. PLEASE REFER TO THESE DEFINITIONS AS YOU READ YOUR POLICY.

ADDITIONAL RATING is an increase in the Cost of Insurance Rate for any of the Lives Insured who do not meet, at a minimum, our underwriting requirements for the standard Risk Classification.

AGE means each of the Lives Insured's age on their birthday closer to the Policy Date.

ATTAINED AGE on any date means the Age plus the number of whole years that have elapsed since the Policy Date.

BUSINESS DAY is any day that the New York Stock Exchange is open for trading, and trading is not restricted. The net asset value of the underlying shares of a Sub-Account will be determined as of the end of each Business Day. We will deem each Business Day to end at the close of regularly scheduled trading of the New York Stock Exchange (currently 4:00 p.m. Eastern Time) on that day.

CASH SURRENDER VALUE equals the Policy Value less the Surrender Charge and any outstanding Monthly Deductions due.

EFFECTIVE DATE is the date we become obligated under this policy. It is the date our underwriters approve issuance of the policy. If the policy is approved without the initial premium, the Effective Date will be the date we receive at least the minimum initial premium described in the Payment of Premiums provision at our Service Office. In either case, we will take the first Monthly Deduction on the Effective Date.

GROSS WITHDRAWAL is the amount of partial Net Cash Surrender Value you request plus any Surrender Charge applicable to the withdrawal.

GUARANTEED INTEREST ACCOUNT is that part of the Policy Value which reflects the value you have in our general account.

INVESTMENT ACCOUNT is that part of the Policy Value that reflects the value you have in one of the Sub-Accounts.

ISSUE DATE is the date shown in the Policy Information section from which the Suicide and Validity provisions are applied.

LIFE INSURED is the last-to-die of the Lives Insured.

LIVES INSURED are the persons whose lives are insured under this policy as set out in the Policy Information section. References to the youngest of the Lives Insured means the youngest person insured under this policy when it is first issued.

LOAN ACCOUNT is that part of the Policy Value which reflects the value transferred from the Guaranteed Interest Account or the Investment Accounts as collateral for a policy loan.

NET CASH SURRENDER VALUE is the Cash Surrender Value less the Policy Debt.

NET POLICY VALUE is the Policy Value less the value in the Loan Account.

NET PREMIUM is the gross premium paid less the Premium Load. It is the amount of premium allocated to the Guaranteed Interest Account and/or Investment Accounts.

POLICY DATE is the date shown in the Policy Information section from which charges for the first Monthly Deduction are calculated. The Policy Date is used to determine POLICY YEARS, POLICY MONTHS AND POLICY ANNIVERSARIES.


                                                                     (continued)

POLICY DEBT as of any date equals (a) plus (b) plus (c) minus (d), where:

(a)  is the total amount of loans borrowed as of such date;

(b) is the total amount of any unpaid loan interest charges which have been borrowed against the policy on a Policy Anniversary;

(c) is any interest charges accrued from the last Policy Anniversary to the current date; and

(d)  is the total amount of loan repayments as of such date.

POLICY VALUE is the sum of the values in the Loan Account, the Guaranteed Interest Account and the Investment Accounts.

SEPARATE ACCOUNT refers to Separate Account Three of The Manufacturers Life Insurance Company of America.

SERVICE OFFICE is the office that we designate to service this policy as shown on the back cover of your policy.

SUB-ACCOUNT refers to one of the sub-accounts of the Separate Account.

SURRENDER CHARGE PERIOD is the period following issuance of the policy or following any increase in Face Amount during which we will assess surrender charges. Surrender charges will apply during this period if you surrender the policy, make a partial withdrawal, or if it terminates due to default.

TARGET PREMIUM is used to determine the maximum Surrender Charge. The Target Premium for the initial Face Amount is shown in the Table of Values in the Policy Information section. You will be advised of the Target Premium for any increase in Face Amount.

WITHDRAWAL TIER AMOUNT as of any date is the Net Cash Surrender Value at the previous Policy Anniversary, multiplied by the Withdrawal Tier Amount Percentage shown in the Table of Values in the Policy Information Section.

WRITTEN REQUEST is your request to us which must be in a form satisfactory to us, signed and dated by you, and filed at our Service Office.

                              PAYMENT OF PREMIUMS

No insurance will take effect under this policy before we approve the application and receive the initial premium. The minimum initial premium is one-twelfth of the No-Lapse Guarantee Premium shown in the Table of Values in the Policy Information section.

Subsequent premiums can be paid at any time at our Service Office, and in any amount subject to the limits described below. On request, we will give you a receipt signed by one of our officers.

You may pay premiums until the youngest of the Lives Insured reaches Attained Age 100 or would have reached Attained Age 100 if living. At that time, Monthly Deductions will cease and no further premiums may be paid. If there is a Policy Debt under the policy, loan interest and principal will continue to be payable at the beginning of each Policy Month.

LIMITS. Each premium payment after the first is subject to the following limitations under Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the Code:

(a) we have the right to refuse or refund any premium payments that would cause this policy to fail to qualify as life insurance under the Internal Revenue Code; and

(b) we reserve the right to request that you provide us with satisfactory evidence of insurability if a premium payment would result in an increase in the Death Benefit that is greater than the increase in Policy Value.

                               NO-LAPSE GUARANTEE

Your policy includes a No-Lapse Guarantee. The guarantee period applicable to this policy is shown in the Table of Values in the Policy Information section.

During your No-Lapse Guarantee Period, if the Net Cash Surrender Value falls to zero or below, your policy will not go into default provided it satisfies the cumulative premium test.

CUMULATIVE PREMIUM TEST. The test will be performed at the beginning of any Policy Month that your policy would otherwise be in default in the absence of the No-Lapse Guarantee. Your policy will satisfy the test if the sum of the premiums paid, less any Policy Debt, and less any Gross Withdrawals taken on or before the date of the test, is equal to or greater than the sum of the monthly No-Lapse Guarantee Premiums due from the Policy Date to the date of the test.

The No-Lapse Guarantee Premium is shown as an annualized amount in the Table of Values in the Policy Information section.

This amount will change if any of the following changes occur under your policy:

(a)  you add, terminate or change a Supplementary Benefit;

(b)  you change the Death Benefit Option under your policy;

(c)  you change the Face Amount of insurance; or

(d) there is a change in the Risk Classification of any of the Lives Insured because of a change in smoking status.

We will inform you of any change to the No-Lapse Guarantee Premium resulting from any such change. The revised premium will be effective from the date of the change. For the purpose of performing the cumulative premium test, we will use the No-Lapse Guarantee Premium in effect as of the Policy Date up to the date of the change, including any revised premium in effect as of the date of a prior change.

                                  TERMINATION

DEFAULT. Unless the policy has met the No-Lapse Guarantee requirements, it will go into default if, at the beginning of any Policy Month, the Net Cash Surrender Value would go to zero or below after we take the Monthly Deduction that is due for that month.

GRACE PERIOD. We will allow 61 days from the date that the policy goes into default, for you to pay the amount that is required to bring the policy out of default. At least 30 days prior to the termination of coverage, we will send a notice to your last known address, specifying the amount you must pay to bring the policy out of default. If we have notice of a policy assignment on file at our Service Office, we will also mail a copy of the notice of the amount due to the assignee on record.

The amount required to bring the policy out of default is equal to (a) plus (b) plus (c) where:

(a) is the amount necessary to bring the Net Cash Surrender Value to zero, if it is less than zero, at the date of default; and

(b) is the Monthly Deduction due on the date of default, plus the next two Monthly Deductions; and

(c)  is the applicable Premium Load.

                                                                     (continued)

If the policy is in the No-Lapse Guarantee Period, then the following amount, if less than the amount stated above, will bring the policy out of default. This amount is equal to (a) plus (b), where:

(a) is the amount, if any, necessary to satisfy the No-Lapse Guarantee cumulative premium test at the date of default; and

(b)  is the No-Lapse Guarantee Premium for the next two Policy Months.

If the amount necessary to bring the policy out of default has not been paid by the end of the grace period, the policy will terminate.

TERMINATION DATE. This policy terminates on the earliest of the following events:

(a) the end of the grace period for which you have not paid the amount necessary to bring the policy out of default;

(b)  surrender of the policy for its Net Cash Surrender Value; or

(c)  the death of the Life Insured.

                                 REINSTATEMENT

You can ask us to reinstate your policy only if it terminates at the end of a grace period in which you did not make a required payment. The policy cannot be reinstated if any of the Lives Insured die after the policy has terminated. You can reinstate the policy if you:

(a) make a Written Request for reinstatement within 5 years after the date your policy terminates;

(b) provide us with evidence of insurability satisfactory to us on the Lives Insured or on the survivor(s) who were insured at the end of the Grace Period; and

(c) pay a premium equal to the amount that was required to bring the policy out of default immediately prior to termination, plus the amount needed to keep the policy in force to the next scheduled date for payment of the Planned Premium.

If we approve your request,

(a) the reinstatement date will be the later of the date we approve your request or the date we receive the required payment at our Service Office; and

(b) any Surrender Charges will be reinstated to the amount they were at the date of default.

The Policy Value on the date of reinstatement, prior to the crediting of any Net Premium paid on the reinstatement, will be equal to the Policy Value on the date the policy terminated. If the policy is in a Surrender Charge Period when it terminates, upon reinstatement the period will be the same as at the date of default.

                               INSURANCE BENEFIT

The Insurance Benefit is payable when the Life Insured dies, but you must provide us with proof when any of the Lives Insured die.

If the Life Insured dies while the policy is in force, we will pay the Insurance Benefit to the beneficiary on receiving due proof of death of the last to die of the Lives Insured, subject to the Age and Sex, Suicide and Validity provisions.

If the Life Insured dies after we receive a request from you to surrender the policy, there will be no Insurance Benefit. We will pay the amount payable under the Surrender For Cash provision instead.

                                                                     (Continued)

If the Life Insured dies during a grace period, the Insurance Benefit payable will be the same as defined below with the following modifications:

(a) the Insurance Benefit will be reduced by any outstanding Monthly Deductions due; and

(b) the Policy Value used in the calculation of the Death Benefit will be the Policy Value as of the default date.

INSURANCE BENEFIT. The Insurance Benefit payable is:

(a)  the Death Benefit as described below; plus

(b) any amounts payable under any Supplementary Benefits that form part of the policy; less

(c)  the value of the Policy Debt as of the date of death.

DEATH BENEFIT. The Death Benefit will depend on whether Death Benefit Option 1 or 2 is in effect on the date of death.

Under Option 1, the Death Benefit is the Face Amount of the policy at the date of the Life Insured's death.

Under Option 2, the Death Benefit is the Face Amount of the policy, plus the Policy Value at the date of the Life Insured's death.

MINIMUM DEATH BENEFIT. To ensure that the policy continues to qualify as life insurance under the Internal Revenue Code, the Death Benefit will never be less than the Minimum Death Benefit. The Minimum Death Benefit is equal to the Policy Value at the date of death, multiplied by the Minimum Death Benefit Percentage for the Attained Age of the youngest of the Lives Insured, or the Attained Age such person would have reached if living. The Minimum Death Benefit Percentages are shown in the Table of Minimum Death Benefit Percentages shown below.

       -----------------------------------------------
         TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES
         ------------------------------------------
         ATTAINED AGE         APPLICABLE PERCENTAGE

         40 and under                 250%
              45                      215%
              50                      185%
              55                      150%
              60                      130%
              65                      120%
              70                      115%
              75                      105%
              90                      105%
              95 and above            100%

         For ages not shown, the Applicable
         Percentage can be found by reducing the
         Applicable Percentages proportionately.
       -----------------------------------------------


To determine the Applicable Percentage in the above table, we will use the Attained Age of the youngest of the Lives Insured, or the Attained Age such person would have reached if living.

SIMULTANEOUS DEATH. If the Lives Insured die simultaneously or in circumstances rendering it uncertain who is the Life Insured, the oldest of the Lives Insured will be deemed to have been the Life Insured. No payment will be made on the death of the other Lives Insured.

PAYMENT OF INSURANCE BENEFIT. We will pay the Insurance Benefit in one lump sum with interest calculated from the date of the Life Insured's death to the date of payment. The rate will be at the rate prescribed by the state. If the state does not specify the interest rate, we will use the rate for insurance benefits left on deposit with us.

                                  POLICY VALUE

NET PREMIUMS ADDED. As of the Business Day we receive your premium payments at our Service Office, we add your Net Premium to your Policy Value. We will do this before we take any deductions due as of that Business Day.

For premiums received prior to the Effective Date, your Net Premiums plus any interest credited will be added to your Policy Value as of the Business Day coincident with or next following the Effective Date. Any premium received prior to the Effective Date of the policy will be credited with interest from the date of receipt. Interest will be credited at the rate of return then being earned on allocations to the Money Market Trust.

MONTHLY DEDUCTIONS. At the beginning of each Policy Month, a deduction is due to cover Monthly Administration Charges and the cost to provide the insurance coverage. If the Policy Date precedes the Effective Date, we will take any Monthly Deductions due for the period prior to the Effective Date on the Effective Date.

Monthly Deductions are due until the Policy Anniversary on which the youngest of the Lives Insured reaches or would have reached Attained Age 100 if living. If the policy is in force on that date, it will remain in force without further premium payments or Monthly Deductions, subject to the Policy Loan Conditions provision.

The Monthly Deduction for any Policy Month is the sum of the following amounts determined as of the beginning of that month:

(a) the Monthly Administration Charge shown in the Table Of Expense Charges in the Policy Information section;

(b) the Mortality and Expense Risks Charge shown in the Table Of Expense Charges in the Policy Information section;

(c) the monthly cost of any Supplementary Benefits you have added to your policy; and

(d)  the monthly Cost of Insurance for the Lives Insured.

Unless otherwise agreed to by us, we will take Monthly Deductions from the Guaranteed Interest Account and the Investment Accounts in the same proportion that the Policy Value in each of these accounts bears to the Net Policy Value immediately prior to the deduction.

The Cost of Insurance for a specific Policy Month is determined as the rate for the Cost of Insurance for that month, as described below, multiplied by the net amount at risk.

The net amount at risk is equal to (a) minus (b), where:

(a) is the Death Benefit as of the first day of the Policy Month, divided by the Death Benefit Discount Factor shown in the Table of Values in the Policy Information section; and

(b) is the Policy Value as of the first day of the Policy Month prior to the deduction of the monthly cost of insurance for the Lives Insured.

The rates for the Cost of Insurance, as of the Policy Date and subsequently for each Face Amount increase, are blended and based on the Lives Insured's Age, their Sex, Risk Classification and duration that the coverage has been in force. The Cost of Insurance Rate shown in the Table of Values in the Policy Information section is payable for the first Policy Year. After the first Policy Year, the Cost of Insurance will generally increase on each Policy Anniversary. The Cost of Insurance calculation will reflect any Additional Rating shown in the Policy Information section.

                                                                     (continued)

We will re-determine Cost of Insurance rates from time to time on a basis that does not discriminate unfairly within any class of lives insured. The Cost of Insurance rates will never exceed those shown in the Table of Guaranteed Maximum Cost of Insurance Rates on Page 4.

OTHER DEDUCTIONS. We will deduct a Surrender Charge if during the Surrender Charge Period shown in the Policy Information section:

(a)  you surrender the policy for its Net Cash Surrender Value;

(b) you make one or more partial withdrawals in a Policy Year totaling more than the Withdrawal Tier Amount; or

(c) you do not pay an amount due at the end of a grace period, and the policy terminates.

See the Surrender Charges provision for details.

                            POLICY VALUE COMPOSITION

Your Policy Value at any time is equal to the sum of the values you have in the Loan Account, the Guaranteed Interest Account and the Investment Accounts.

LOAN ACCOUNT VALUE. The amount you have in the Loan Account at any time equals:

(a)  amounts transferred to it for loans or borrowed loan interest; plus

(b)  interest credited to it; less

(c)  amounts transferred from it for loan repayment.

     For the details of the Loan Account see the Policy Loan Conditions provision.

GUARANTEED INTEREST ACCOUNT VALUE. The amount you have in the Guaranteed Interest Account at any time equals:

(a)  Net Premiums allocated to it; plus

(b)  amounts transferred to it; plus

(c)  interest credited to it; less

(d)  amounts deducted from it; less

(e)  amounts transferred from it; less

(f)  amounts withdrawn from it.

Interest will be credited to amounts in the Guaranteed Interest Account at an effective annual rate of no less than the Guaranteed Interest Account Rate shown in the Table of Values in the Policy Information Section. The actual interest rate used will be set by us from time to time. For all transactions, interest is calculated from the date of the transaction.

INVESTMENT ACCOUNT VALUE. The amount you have in an Investment Account at any time equals the number of units in that Investment Account, multiplied by the unit value of the corresponding Sub-Account at that time.

The number of units in an Investment Account at any time equals (a) minus (b), where:

(a)  is the number of units credited to the Investment Account because of:

     (1)   Net Premiums allocated to it; and

     (2)   amounts transferred to it; and

(b)  is the number of units canceled from the Investment Account because of:

     (1)   amounts deducted from it;

     (2)   amounts transferred from it; and

     (3)   amounts withdrawn from it.

The number of units credited or canceled for a given transaction is equal to the dollar amount of the transaction, divided by the unit value as of the Business Day of the transaction. See the Unit Value Calculation section of this provision for details on how unit values are determined.

                       SEPARATE ACCOUNT AND SUB-ACCOUNTS

The Separate Account is authorized to invest in the shares of Manufacturers Investment Trust, or another management investment company. Each Sub-Account of the Separate Account purchases shares of a corresponding Fund of Manufacturers Investment Trust or another management investment company. The Funds are listed in the Policy Information section.

FUND SUBSTITUTION. A Fund might, in our judgment, become unsuitable for investment by a Sub-Account. This might happen because of a change of investment policy; or a change in the applicable laws or regulations; or because the shares are no longer available for investment; or for some other reason.

If a Fund becomes unsuitable for investment, we have the right to substitute another Fund or another management investment company. Before doing this, we would first seek, where required, approval from the Securities and Exchange Commission and the Insurance Commissioner of the state in which this policy is delivered.

To the extent permitted by applicable federal and state law, we also have the right, without your approval, to:

(a)  create new separate accounts;

(b)  combine any two or more separate accounts including the Separate Account;

(c) make available additional Sub-Accounts investing in additional Funds of Manufacturers Investment Trust, or another investment company;

(d) eliminate existing Sub-Accounts and stop accepting new allocations and transfers into the corresponding Fund;

(e) operate the Separate Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law;

(f)  de-register the Separate Account under the Investment Company Act of 1940;

(g)  transfer assets between the Separate Account and other separate accounts;
     and

(h) combine Sub-Accounts or to transfer assets in one Sub-Account to another Sub-Account.

The investment objectives of a Sub-Account within the Separate Account will not be changed materially without first filing the change with the Insurance Commissioner of our state of domicile. We will inform you of any changes deemed to be material.

UNIT VALUE CALCULATION. We will determine the unit values for each Sub-Account as of the end of each Business Day. When we need to determine a Policy Value or an amount after the end of a Business Day, or on a day that is not a Business Day, we will do so as of the next Business Day.

The value of a unit of each Sub-Account was initially fixed at $10 for the first Business Day that an amount was allocated, or transferred to the particular Sub-Account. For any subsequent Business Day, the unit value for that Sub-Account is obtained by multiplying the unit value for the immediately preceding Business Day by the net investment factor for the particular Sub-Account on such subsequent Business Day.

NET INVESTMENT FACTOR. The net investment factor for a Sub-Account on any Business Day is equal to (a) divided by (b), where:

(a) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of such Business Day before any policy transactions are made on that day; and

(b) is the net asset value of the underlying Fund shares held by that Sub-Account as of the end of the immediately preceding Business Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by us to be attributable to the operations of the Sub-Account.

                                                                     (continued)

                       SEPARATE ACCOUNT AND SUB-ACCOUNTS
                                  (continued)

SEPARATE ACCOUNT ASSETS. The assets held in each Sub-Account are used to support the Policy Values of Single Premium and Flexible Premium Variable Life Insurance policies. The Separate Account will be used to fund only variable life insurance benefits.

Income, gains and losses of the Separate Account are credited to, or charged against, the applicable Sub-Accounts without regard to our other income, gains and losses.

The assets of the separate account are our property. the part of the assets that is equal to the investment account values in respect of all single premium and flexible premium variable life insurance policies will not be charged with liabilities from any other business we conduct. we can transfer to our general account, separate account assets in excess of the liabilities of the separate account arising under the single premium and flexible premium variable life insurance policies supported by the separate account.

                               INVESTMENT OPTIONS

ALLOCATIONS. You may allocate Net Premiums to the Guaranteed Interest Account or any of the Investment Accounts. Unless you change the initial premium allocation specified in your application for this policy, it will continue to apply to subsequent premium payments.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the allocation percentages must equal 100. You may change the allocation percentages by Written Request to our Service Office. The change will take effect as of the date we receive your request at our Service Office. You may also change your allocation percentages by telephone if a currently valid authorization form is on file with us.

TRANSFERS. By Written Request you may transfer portions of your Policy Value among the Investment Accounts and the Guaranteed Interest Account. We will also permit telephone transfers if a currently valid authorization form is on file with us.

              TRANSFERS ARE SUBJECT TO THE FOLLOWING RESTRICTIONS:

(a) you can make as many transfers in a Policy Year as you want. There is no charge for the first twelve transfers in any Policy Year. If you make more than twelve transfers in any Policy Year, the Transfer Fee shown in the Table of Values in the Policy Information section will apply to each subsequent transfer in that Policy Year. We will consider all transfer requests received on the same Business Day as one transfer;

(b) you may transfer the Policy Value from any of the Investment Accounts to the Guaranteed Interest Account without incurring the transfer charges in
     (a) above, provided such transfers occur within:

     (1) eighteen months after the Issue Date, as shown in the Policy Information section of this policy; or

     (2)  the later of (i) or (ii) below:

          (i) 60 days from the effective date of a material change in the investment objectives of any of the Sub-Accounts; or

          (ii) 60 days from the notification date of any such change.

(c) the maximum amount that you can transfer out of the Guaranteed Interest Account in any one Policy Year is limited to the greater of:

     (1) the Guaranteed Interest Account Maximum Transfer Percentage shown in the Policy Information section, multiplied by the value in the Guaranteed Interest Account at the previous Policy Anniversary; or

     (2) the Guaranteed Interest Account Maximum Transfer Amount shown in the Policy Information section.

                                                                     (continued)

(d) any transfer out of the Guaranteed Interest Account may not involve a transfer to the Investment Account for the Money Market Trust; and

(e) transfer privileges are subject to any restrictions that may be imposed by the Trust.


ASSET ALLOCATION BALANCER TRANSFERS. If you elect this option, we will automatically transfer amounts among your specified Investment Accounts in order to maintain your designated percentage in each account. We will effect the transfers six months after the Policy Date and each six month interval thereafter

The current and maximum Asset Allocation Balancer Charge for transfers under this option are shown in the Policy Information section of this policy. We will provide you with 90 days written notice of any change in the current amount.

When you change your premium allocation instructions, your Asset Allocation Balancer will change so the two are identical. This change will automatically occur unless you instruct us otherwise, or a Dollar Cost Averaging request is in effect.

We reserve the right to cease to offer this option as of 90 days after we send you written notice.

DOLLAR COST AVERAGING. If you elect this option, we will automatically transfer amounts each month from one Investment Account to one or more of the other Investment Accounts or the Guaranteed Interest Account. You must select the amount to be transferred and the accounts.

If the value in the Investment Account from which the transfer is being made is insufficient to cover the transfer amount, we will not effect the transfer and we will notify you.

The current and maximum Dollar Cost Averaging Charge for transfers under this option are shown in the Policy Information section of this policy. We will provide you with 90 days written notice of any change in the current amount.

We reserve the right to cease to offer this option as of 90 days after we send you written notice.

                             POLICY LOAN CONDITIONS

At any time while this policy is in force and has a loan value, you can get a loan by Written Request. We may require a loan agreement from you as the policy is the only security for the loan.

AVAILABLE LOAN VALUE. The available loan value on any date is the Net Cash Surrender Value, less the Monthly Deductions due to the next Policy Anniversary.

LOAN ACCOUNT. When you take out a loan, or when loan interest charges are borrowed, we will do a transfer from the Guaranteed Interest Account and/or one or more of the Investment Accounts into the Loan Account.

A Loan Sub-Account exists for each Investment Account and for the Guaranteed Interest Account. Amounts transferred to the Loan Account are allocated to the appropriate Loan Sub-Account to reflect the account from which the transfer was made.

You may tell us how much of the amount to be transferred to the Loan Account you wish to allocate to your value in the Guaranteed Interest Account and each of the Investment Accounts. If you do not tell us, we will allocate the amounts to be transferred in the same proportion that your value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value.

                                                                     (continued)

When an amount to be transferred is allocated to an Investment Account, we will redeem units of that Investment Account sufficient in value to cover the allocated amount. These transfers do not count as a transfer for the purposes of the Transfers section of the Investment Options provision.

Interest is credited to the Loan Account and interest is also charged on the Policy Debt, as described under the Loan Interest Charged and the Loan Account Interest Credited sections of this provision.

LOAN INTEREST CHARGED. Interest will accrue daily on loans. In the event that you do not pay the Loan Interest Charged in any Policy Year, it will be borrowed against the policy and added to the Policy Debt in arrears at the Policy Anniversary. We will allocate the amount borrowed for interest payment in the same proportion that your value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value as of the Policy Anniversary.

Loan interest will continue to be charged if there is an outstanding loan when Monthly Deductions and premium payments cease at the youngest of the Lives Insured's Attained Age 100. The policy will go into default at any time the Policy Debt exceeds the Policy Value. At least 61 days prior to termination, we will send a notice to your last known address. If you had filed a notice of assignment with us, we will also send a copy of the notice to the last known address of the assignee on record. Payment of the loan interest during the 61-day grace period will bring the policy out of default.

The rate of interest charged is fixed at the effective Annual Loan Interest Charged Rate shown in the Table of Values in the Policy Information section.

LOAN INTEREST CREDITED. Interest will accrue daily to amounts in the Loan Account. The effective annual Loan Interest Credited Rate is the difference between the Loan Interest Charged Rate and the Loan Interest Credited Differential.

The current and maximum Loan Interest Credited Differential are shown in the Table of Values in the Policy Information section. We may reduce the Current Loan Interest Credited Differential as of 90 days after we send you written notice of such change.

LOAN REPAYMENT. You may repay the Policy Debt in whole or in part at any time prior to the death of the Life Insured, and while the policy is in force.

When you repay a loan, we credit the amount to the Loan Account, and make a transfer to the Guaranteed Interest Account and/or the Investment Accounts.

We will allocate loan repayments as follows:

(a) first to the Guaranteed Interest Account, until the associated Loan Sub-Account is reduced to zero;

(b) then to each Investment Account in the same proportion that the value in the corresponding Loan Sub-Account bears to the value of the Loan Account.

While a loan exists, we will treat the amounts you pay as premiums, unless you request in writing that they be treated as loan repayments.

              CHANGING THE DEATH BENEFIT OPTION OR THE FACE AMOUNT

You may change your Death Benefit Option or your Face Amount of insurance by Written Request. Such changes are subject to the general conditions of this provision and the conditions described in the section for each type of change.

The following general conditions apply to changes in Death Benefit Option or Face Amount of insurance:

(a) changes may be made once in each Policy Year after the first Policy Anniversary;

                                                                     (continued)

(b) changes will take effect as of the beginning of the next Policy Month following the date we approve the request; and

(c) we reserve the right to limit any changes that would cause this policy to fail to qualify as life insurance under the Internal Revenue Code.

A Death Benefit Option Change, or a Face Amount Change, or an increase in Face Amount, will cause a change in the No-Lapse Guarantee Premium. For increases in Face Amount the Target Premium will also change. The Target Premium will be associated only with the new Face Amount that has been added after restoring prior decreases.

We will inform you of the new premium amounts at the time of the change.

CHANGE FROM DEATH BENEFIT OPTION 1 TO DEATH BENEFIT OPTION 2.

The Face Amount of insurance after the change from Option 1 to Option 2 will be
(a) minus (b), where:

(a)  is the Face Amount of insurance immediately before the change; and

(b)  is the Policy Value as of the effective date of the change.

We will not allow the change in Death Benefit Option if it would cause the Face Amount to decrease below the Minimum Face Amount shown in the Table of Values in the Policy Information section.

CHANGE FROM DEATH BENEFIT OPTION 2 TO DEATH BENEFIT OPTION 1.

The Face Amount of insurance after the change from Option 2 to Option 1 will be
(a) plus (b), where:

(a)  is the Face Amount of insurance immediately before the change; and

(b)  is the Policy Value as of the effective date of the change.

We will not increase the Surrender Charge because of the increase in the Face Amount of insurance resulting from this change.

DECREASE IN FACE AMOUNT. The Minimum Face Amount Decrease is shown in the Table of Values in the Policy Information section. We may change this amount as of 90 days after we send you written notice of the change. We will not allow a decrease if it would cause the Face Amount to go below the Minimum Face Amount shown in the Table Of Values in the Policy Information section.

When you request a decrease in the Face Amount of insurance, we will reduce the Face Amount in the following order:

(a) the amounts of insurance provided by any increases you may have requested to the policy Face Amount, starting with the most recent increase until all such increases are reduced; then

(b)  the initial Face amount of the policy.

INCREASE IN FACE AMOUNT. The Lives Insured shown in the Policy Information Section must all be alive when you request an increase in the Face Amount of insurance. You must provide us with evidence of insurability on the Lives Insured that is satisfactory to us. The Minimum Face Amount Increase is shown in the Policy Information section. We may decrease this amount as of 90 days after we send you written notice of the change.

We reserve the right to refuse a Face Amount increase if the Attained Age of any of the Lives Insured at the date the increase would be effective is greater than the maximum issue age for new policies at that time.

                                                                     (continued)

The Face Amount of insurance will increase in the following order:

(a) we will restore the Face Amount reduced by the most recent decrease first; followed by

(b)  the next most recent decrease until all decreases are restored; then

(c)  we will add the new Face Amount of insurance.

There will be no new Surrender Charge associated with the restoration of prior decreases under (a) or (b) above. However, there will be a new Surrender Charge associated with the new Face Amount under (c). We will inform you of any new Surrender Charges at the time of the increase.

You will not necessarily have to pay additional premium with an increase in Face Amount, but the new Surrender Charge may require an additional premium payment to prevent the policy from going into default.

For Surrender Charge purposes, the premiums attributable to the increase in Face Amount at any time will be equal to (a) plus (b), where:

(a) is the proportion of the Policy Value on the date of the increase attributable to the increase; and

(b) is the proportion of the premiums received on or after the date of increase attributable to the increase.

                               SURRENDER FOR CASH

SURRENDER OF THE POLICY. You may surrender this policy for its Net Cash Surrender Value at any time prior to the death of the Life Insured. We will determine the Net Cash Surrender Value as of the end of the Business Day on which we receive the policy and your Written Request for surrender at our Service Office. After we receive your surrender request, no insurance will be in force.

A Surrender Charge will be deducted from your Policy Value in calculating the Net Cash Surrender Value. If you have increased the Face Amount of insurance, the Surrender Charge will be the sum of the Surrender Charge for the initial Face Amount plus the Surrender Charge for each increase as shown in the Policy Update page amending the policy. No additional Surrender Charge will be imposed on any portion of an increase in Face Amount that restores a prior decrease.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. You may request a partial Net Cash Surrender Value withdrawal once each Policy Month after the first Policy Anniversary. You may make this request provided there is a Net Cash Surrender Value for the policy. The partial Net Cash Surrender Value withdrawal will be done as of the end of the Business Day on which we receive your Written Request.

You may specify the accounts from which we should make the partial Net Cash Surrender Value withdrawal. If we do not receive such instructions, we will make the withdrawal in the same proportion that the value in the Guaranteed Interest Account and the Investment Accounts bears to the Net Policy Value.

If the sum of partial Net Cash Surrender Value withdrawals in any Policy Year during the Surrender Charge Period is greater than the Withdrawal Tier Amount for that year, we will deduct a pro-rata Surrender Charge from the Policy Value. See the Surrender Charges provision for details.

The portion of a partial Net Cash Surrender Value withdrawal that is considered above the Withdrawal Tier Amount includes all previous partial Net Cash Surrender Value withdrawals that have occurred in the current Policy Year.


                                                                     (continued)

If Death Benefit Option 1 is in effect at the time of the withdrawal, the Face Amount will be reduced by:

(a) the amount of the withdrawal plus the pro-rata Surrender Charge, if at the time of the withdrawal the Death Benefit equals the Face Amount; otherwise

(b) the amount, if any, by which the withdrawal plus the pro-rata Surrender Charge exceeds the difference between the Death Benefit and the Face Amount.

If there has been a prior increase in Face Amount, then the Face Amount will be decreased in the same order as if you had requested the decrease. See the Decrease in Face Amount section of the Changing The Death Benefit Option Or The Face Amount provision.

                               SURRENDER CHARGES

As described below, depending on the policy transaction, either all of the applicable charges or a portion of the charges will be incurred.

FULL CHARGES. We will deduct the applicable surrender charge if any of the following transactions occur during the surrender charge period:

(a) you cancel an increase in Face Amount in the two years following the increase;

(b)  you surrender the policy for its Net Cash Surrender Value; or

(c)  the policy goes into default and terminates at the end of a grace period.

PRO-RATA CHARGES. We will deduct a pro-rata Surrender Charge from the Policy Value if during the Surrender Charge Period you make a partial Net Cash Surrender Value Withdrawal in excess of the Withdrawal Tier Amount.

See the Charges Remaining After Partial Withdrawals section of this provision for a description of the charges remaining after deduction of the pro-rata charges.

For a partial withdrawal, the pro-rata charges deducted will equal the sum of the pro-rata Surrender Charge for the initial Face Amount and any previous increase in Face Amount. This amount is (a) divided by (b), multiplied by (c), where:

(a) is the amount of the partial Net Cash Surrender Value withdrawal in excess of the Withdrawal Tier Amount;

(b) is the Net Cash Surrender Value prior to the withdrawal, in excess of the Withdrawal Tier Amount; and

(c)  is the current total Surrender Charge prior to the withdrawal.

We will allocate the deduction of the pro-rata charges for the withdrawal to the Guaranteed Interest Account and the Investment Accounts in the same proportion that the withdrawal from each account bears to the total withdrawal.

If the withdrawal plus the pro-rata Surrender Charge allocated to a particular account are greater than the value of that account, we will reduce the portion of the withdrawal allocated to that account. We will reduce the allocated portion so that the withdrawal plus the pro-rata charges allocated to the account equal the value of the account.


                                                                     (continued)

CHARGES REMAINING AFTER PARTIAL WITHDRAWALS. Each time we deduct the Surrender Charge for a partial withdrawal, we will reduce the remaining Surrender Charge proportionately. The remaining Surrender Charge will be calculated using the Table of Grading Percentages shown in the Table of Charges in the Policy Information section.

The actual remaining Surrender Charge will be (a) divided by (b), multiplied by
(c), where:

(a)  is the grading percentage for the applicable Policy Month;

(b) is the grading percentage applicable to the Policy Month in which the last decrease or partial withdrawal was done; and

(c) is the remaining Surrender Charge prior to the last partial withdrawal, less the Surrender Charge deducted for that partial withdrawal.

                     RIGHT TO POSTPONE PAYMENT OF BENEFITS

We reserve the right to postpone the payment of Net Cash Surrender Values, partial Net Cash Surrender Value withdrawals, policy loans and the portion of the Insurance Benefit that depends on Investment Account values, for any period during which:

(a) the New York Stock Exchange (Exchange) is closed for trading (other than customary week-end and holiday closings), or trading on the Exchange is otherwise restricted;

(b)  an emergency exists as defined by the Securities and Exchange Commission
     (SEC), or the SEC requires that trading be restricted; or

(c)  the SEC permits a delay for the protection of policyholders.

We also reserve the right to postpone payments for up to six months if such payments are based on values that do not depend on the investment performance of the Sub-Accounts.

In addition, we may deny transfers under the circumstances stated in (a) and (b) above, and in the Transfers section of the Investment Options provision.

                           RIGHT TO CANCEL INCREASES

If you request an increase in Face Amount which results in a new Surrender Charge, you have the same rights to cancel the increase as described on the front cover of this policy, under the Right to Return Policy. If canceled, the Policy Value and the Surrender Charge will be recalculated to the amounts they would have been, had the increase not taken place. You may request a refund for all or a portion of premiums paid during this period. Upon payment of the refund, we will recalculate the Policy Value and the Surrender Charge to the amounts they would have been, had the premiums not been paid.

                                    SUICIDE

If within two years after the Issue Date any of the Lives Insured die by suicide, while sane or insane, the policy will terminate and our liability will be limited to:

(a)  the premiums paid; less

(b)  any partial Net Cash Surrender Value withdrawals; and less

(c)  the Policy Debt.

If any of the Lives Insured die by suicide, while sane or insane, within two years after the effective date of an increase in Face Amount, we will credit the amount of any Monthly Deductions taken for the increase and reduce the Face Amount to what it was prior to the increase. If the last death is by suicide, the Death Benefit for that increase will be limited to the Monthly Deductions taken for the increase.

We reserve the right under this provision to obtain evidence of the manner and cause of death of the Lives Insured.

                                  BENEFICIARY

The following four sections will apply unless there is a beneficiary appointment in force that provides otherwise.

BENEFICIARY CLASSIFICATION. You can appoint beneficiaries for the Insurance Benefit in three classes: primary, secondary and final. Beneficiaries in the same class will share equally in the Insurance Benefit payable to them.

PAYMENT TO BENEFICIARIES. We will pay the Insurance Benefit:

(a)  to any primary beneficiaries who are alive when the Life Insured dies; or

(b) if no primary beneficiary is then alive, to any secondary beneficiaries who are then alive; or

(c) if no primary or secondary beneficiary is then alive, to any final beneficiaries who are then alive.

CHANGE OF BENEFICIARY. Until the Life Insured's death you can change the beneficiary by Written Request unless you make an irrevocable designation. We are not responsible if the change does not achieve your purpose. The change will take effect as of the date you signed such request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

DEATH OF BENEFICIARY. If no beneficiary is alive when the Life Insured dies, the Insurance Benefit will be payable to you; or to your estate if you are the Life Insured. Unless otherwise provided, if a beneficiary dies before the seventh day after the death of the Life Insured, we will pay the Insurance Benefit as if the beneficiary had died before the Life Insured.

                            OWNERSHIP AND ASSIGNMENT

Until the Life Insured's death, without the consent of any beneficiary, except an irrevocable beneficiary, you as owner can:

(a)  receive any amount payable under your policy;

(b)  exercise all rights and privileges granted by the policy; and

(c)  assign the policy.

An assignment does not bind us until we receive it in writing at our Service Office. We are not responsible for its validity or its effects. It should be filed with us in duplicate. We will return a copy.

CHANGE OF OWNER. Until the Life Insured's death, the owner can change the ownership of the policy by Written Request. The change will take effect as of the date you signed the Written Request. It will not apply to any payments we made or any action we may have taken before we received your Written Request.

TRUSTEE OWNER. Should the owner be a trustee, payment to the trustee(s) of any amount to which the trustee(s) is (are) entitled under the policy, either by death or otherwise, will fully discharge us from all liability under the policy to the extent of the amount so paid.

JOINT OWNERSHIP. Two or more owners will own the policy as joint tenants with right of survivorship, unless otherwise requested on the application or in any subsequent assignment of the policy. On death of any of the owners, the deceased owner's interest in the policy passes to the surviving owner(s).

Any rights and privileges that may be exercised by the owner, may be exercised only with the consent of all joint owners.


                                                                     (continued)

SUCCESSOR OWNER. Upon the owner's death during the lifetime of the Lives Insured, a named successor owner will, if then living, have all the owner's rights and interest in the policy. Until the Life Insured's death, the owner, without the consent of any revocable beneficiary or any successor owner, can cancel or change the designation of successor owner. This may be done from time to time by agreement in writing with us.

                          PROTECTION AGAINST CREDITORS

If permitted by state law, all payments shall be exempt from the debts and contracts of the owners and beneficiaries, and from seizure by court order.

                         CURRENCY AND PLACE OF PAYMENT

All payments to or by us will be in U.S. currency. We will make payments from our Service Office. We may require proof that the person claiming any payment is entitled to it.

                                    CONTRACT

The policy, application, supplementary benefits, and any endorsements form your whole contract. A copy of the application is attached to the policy and deemed a part of it. We will not be bound by any statement that is not in the application or the policy.

Only our President or one of our Vice-Presidents can agree to amend or modify the policy or waive any of its provisions. Any change must be in writing.

Statements made by any of the Lives Insured are representations, not warranties, unless fraud is involved. We will not use any statement by you or any of the Lives Insured to deny a claim, unless it is written in the application or any supplement to the application.

                                    VALIDITY

We have the right to contest the validity of this policy based on material misstatements made in the initial application or an application for policy change that requires evidence of insurability. However, we cannot contest the validity of your policy after it has been in force during the lifetime of the Lives Insured for two years from the Issue Date.

We cannot contest the validity of an applied for increase in Face Amount or the addition of a Supplementary Benefit after such increase or addition has been in force during the lifetime of the Lives Insured for two years from the date of such increase or addition.

We can contest after two years if the policy has been reinstated and has been in force during the lifetime of the Lives Insured for less than two years from the reinstatement date. If this is the case, we can only contest the validity in respect of any fact material to the reinstatement that was misrepresented.

                               NON-PARTICIPATING

Your policy is non-participating. It does not earn dividends.

                                  AGE AND SEX

If the Age or Sex of any of the Lives Insured was misstated in the application, we will change the Face Amount of insurance. The new Face Amount will be determined so that the Death Benefit will be that which the most recent Cost of Insurance deduction would have purchased for the correct Age and Sex.

                            HOW VALUES ARE COMPUTED

We provide Cash Surrender Values that are at least equal to those required by law. A detailed statement of the method of computing the values of this policy has been filed with the insurance department of the state in which this policy is delivered.

We use the Commissioners 1980 Standard Ordinary Smoker/Non-Smoker Mortality Table in computing reserves, and in determining Maximum Cost of Insurance Rates. Values relating to amounts in the Guaranteed Interest Account are computed at the Guaranteed Interest Account Rate shown in the Table of Values in the Policy Information section.

                                ANNUAL STATEMENT

Within 30 days after each Policy Anniversary, we will send you a report showing:

(a)  the Death Benefit;

(b)  the Policy Value;

(c) the current allocation of money in the Guaranteed Interest Account, the Loan Account and each of the Investment Accounts;

(d)  the value of the units in each chosen Investment Account;

(e)  any Loan Account balance and loan interest charged since the last report;

(f)  the premiums paid and policy transactions for the year; and

(g)  any further information required by law.

                               TAX CONSIDERATIONS

It is the intent that this policy be considered as life insurance for tax purposes, to comply with Section 7702 of the Internal Revenue Code of 1986, or any other equivalent section of the code. We reserve the right to limit the amount of premiums paid for this policy, or to make any other reasonable adjustments to the terms or conditions of this policy if it becomes necessary to allow it to qualify as life insurance.

This provision should not be construed to guarantee that the policy will be treated as life insurance or that the tax treatment of life insurance will never be changed by the future actions of any tax authority.

--------------------------------------------------------------------------------



        THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA
        A Stock Company

        Service Office: 200 Bloor Street East, Toronto, Canada, M4W 1E5



--------------------------------------------------------------------------------


 FLEXIBLE PREMIUM SURVIVORSHIP              CASH SURRENDER VALUES AND BENEFITS
 VARIABLE LIFE INSURANCE POLICY.            FOR A PORTION OF THE POLICY VALUES
 PAYABLE ON DEATH OF THE LAST-TO-DIE        ALLOCATED TO AN INVESTMENT ACCOUNT
 OF THE LIVES INSURED.                      REFLECT THE INVESTMENT EXPERIENCE OF
 ADJUSTABLE DEATH BENEFIT.                  THE UNDERLYING SUB-ACCOUNTS.
 FLEXIBLE PREMIUMS PAYABLE UNTIL THE        INVESTMENT OPTIONS ARE DESCRIBED IN
 EARLIER OF LAST DEATH, OR THE POLICY       THE "POLICY VALUE COMPOSITION" AND
 ANNIVERSARY WHEN THE YOUNGEST OF THE       THE "INVESTMENT OPTIONS" PROVISIONS.
 LIVES INSURED REACHES ATTAINED AGE         NON-PARTICIPATING (NOT ELIGIBLE FOR
 100 OR WOULD HAVE REACHED ATTAINED         DIVIDENDS).
 AGE 100 IF LIVING.

--------------------------------------------------------------------------------



             IMPORTANT  NOTICE

             To claim a benefit or request a change in your policy, contact our nearest representative. Or write to our Service Office at the address above.

             Please tell us promptly of any change in your address.

             WE STRONGLY URGE THAT, BEFORE YOU TAKE ANY ACTION TO
             REPLACE THIS OR ANY OTHER POLICY, YOU ASK THE ADVICE
             OF THE COMPANY THAT ISSUED THE POLICY.



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Manulife Financial and the block design are registered service marks of The
Manufacturers Life Insurance Company and are used by it and its subsidiaries.